Exhibit 99.1

Alliance One International, Inc. 8001 Aerial Center Parkway Post Office Box 2009 Morrisville, NC 27560-2009 USA	Tel: 919 379 4300 Fax: 919 379 4346 www.aointl.com

NEWS RELEASE	Contact: Joel L. Thomas
(919) 379-4300

July 1, 2013

ALLIANCE ONE INTERNATIONAL, INC.

CONDITIONALLY CALLS ITS SENIOR NOTES FOR REDEMPTION

(CUSIP NOS. 018772AM5, 018772AL7 AND U0187PAE6)

MORRISVILLE, N.C. – (July 1, 2013) – Alliance One International, Inc. (NYSE:AOI) (“Alliance One” or the “Company”) today announced that it has conditionally called all of its outstanding 10% Senior Notes due 2016 (the “Notes”) for redemption on Friday, August 2, 2013 (the “Redemption Date”). The redemption price for the Notes is 105.000% of the principal amount thereof. Payment of the redemption price will include accrued and unpaid interest on the Notes to, but not including, the Redemption Date. The aggregate principal amount of the outstanding Notes is $635 million.

The Company is redeeming all of the outstanding Notes, subject to satisfaction, or waiver by the Company, prior to the Redemption Date of the following conditions (the “Conditions”):

•	the completion by the Company of new long-term debt financing (the “Debt Financing”) on terms and conditions satisfactory to the Company; and

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the completion, on terms and conditions satisfactory to the Company, of an amendment to, or replacement of (the “Credit Facility Amendment”), the Company’s existing senior secured revolving credit facility.

Unless the Company defaults in making the redemption payment or all of the Conditions are not satisfied or waived by the Company prior to the Redemption Date, interest on the Notes will cease to accrue on the Redemption Date. If all of the Conditions are not satisfied or waived by the Company prior to the Redemption Date, the Company will not be obligated to redeem the Notes on the Redemption Date and interest will continue to accrue on the Notes.

This press release does not constitute an offer to purchase the Notes or a call for redemption.

Forward Looking Statements

This press release contains forward-looking statements. Actual results may differ materially from those reflected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained under the heading of “Risk Factors” listed from time to time in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2013, filed on June 17, 2013. In addition, it is not certain whether, and the Company can provide no assurances that, the Conditions will be satisfied prior to the Redemption Date. Risks and uncertainties regarding whether the Conditions will be satisfied include the Company’s ability to complete the Debt Financing or obtain the Credit Facility Amendment, which may be affected by market conditions beyond the Company’s control, including high-yield debt market conditions.

About Alliance One

Alliance One International, Inc. is a leading independent leaf tobacco merchant serving the world’s cigarette manufacturers.

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